Exhibit 10.42

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 18th day of December, 2008 (the “Effective Date”), is entered into by and among Thomas Properties Group, Inc., a Delaware corporation (“TPG”), Thomas Properties Group, LP., a Maryland limited partnership (the “Operating Partnership”) and Diana M. Laing (the “Executive”).

WHEREAS, effective as of the date of the closing of the initial public offering of shares of TPG’s common stock, TPG and the Operating Partnership (collectively, the “Company”) executed an Employment Agreement (“Employment Agreement”) with the Executive to embody the terms of the Executive’s employment with the Company;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to extend the Employment Term (as defined below) for an additional five years and to adjust the Executive’s compensation, subject to the terms and conditions of this Agreement;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code and the guidance and regulations promulgated thereunder (“Section 409A”);

WHEREAS, the Executive desires to accept continued employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the term as then in effect.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as an Executive Vice President and Chief Financial Officer of TPG and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other positions and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is subsequently terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of her duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic, charitable or other boards or committees, provided, however, that the Executive will consult with the Chief Executive Officer prior to accepting a position on the board of any publicly traded company (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage her personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an executive officer of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and fully disclosed in writing and agreed to by the Company in writing, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that no such activity shall be permitted that violates any written non-competition agreement between the parties or prevents the Executive from devoting substantially all of her business time to the fulfillment of her duties hereunder.

(iii) The Executive agrees that she will not take personal advantage of any business opportunity that arises during her employment by the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board of Directors of TPG (the “Board”) for consideration by the Company and the disinterested members of the Board determine to reject the opportunity and to approve the Executive’s participation therein.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $350,000 per annum, as the same may be increased thereafter (or thereafter decreased, but not below the initial Base Salary) pursuant to the Company’s normal practices for its executives. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (or decrease, not below the initial Base Salary) in the Company’s sole discretion, as determined by the Company’s compensation committee. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”). The amount of the Annual Bonus and the target performance goals applicable to the Annual Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time; provided that the target for the first annual bonus hereunder shall be 150% of Base Salary, with 100% of Base Salary as the target bonus and the additional 50% for extraordinary performance. The terms and conditions of any such bonus plan shall be determined by the Company’s compensation committee of the Board in its sole discretion.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

(viii) Indemnification Agreement. The parties acknowledge that they have previously entered into an Indemnification Agreement (“Indemnification Agreement”).

3. Termination of Employment. Subject to the provisions of this Section 3, the Executive’s employment shall be deemed terminated for purposes of this Agreement when the Executive incurs a “separation from service” (as such phrase is defined in Section 409A) with the Company or any of its affiliates because of death, disability or termination of employment for any other reason, including any reason specified in Section 3(a), (b), (c) or (d) below (such date, the “Date of Termination”); provided, however, that except with respect to the Company’s obligation to pay any Accrued Obligations and/or Other Benefits (each, as defined below) in accordance with California law, no termination shall be deemed to occur for purposes of the Agreement while the Executive continues to perform services for the Company or any of its affiliates in a capacity as an employee or as an independent contractor at a level that is at least equal to 20% of the average level of bona fide services performed (whether as an employee or otherwise) by the Executive during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

(a) Death. The Executive’s employment will terminate automatically upon the Executive’s death.

(b) Disability. To the extent consistent with federal and state law. Executive’s employment may be terminated if Executive suffers a Disability. For purposes of this Agreement, “Disability” means a physical or mental illness which renders Executive unable to perform her essential duties for ninety (90) consecutive days or a total of one hundred eighty (180) days in any twelve (12) month period even with reasonable accommodations, or unable to perform those duties in a manner that would not endanger her health or safety or the health or safety of others even with reasonable accommodations. The existence of a Disability shall be determined through the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(c) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) The Executive’s willful failure to perform or gross negligence in performing her duties owed to the Company, (other than such failure resulting from Executives’ incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), which continues after ten (10) days following a written notice is delivered to the Executive by the Board, which notice specifies such failure or negligence;

(ii) The Executive’s commission of an act of fraud or dishonesty in the performance of her duties;

(iii) The Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, any felony or any felony or misdemeanor involving moral turpitude;

(iv) Any breach by the Executive of her fiduciary duty or duty of loyalty to the Company; or

(v) The Executive’s material breach of any of the provisions of this Agreement or of the Non-Competition Agreement, which is not cured within ten (10) days following written notice thereof from the Company, or of the Non-Competition Agreement.

In determining whether Cause exists to terminate the Executive, the Board shall consider whether any act or failure to act by the Executive was taken based either upon the authority given pursuant to a duly adopted resolution of the Board or upon the written advice of counsel to the Company, in each case provided after full and correct disclosure to the Board or such counsel, as applicable, of all material facts pertaining to the subject matter upon which such authority or advice was given.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, provided that the Executive terminates her employment within one-hundred and eighty (180) days following the lapse of the Company’s cure period described below as to one or more of such events and unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i) The Company’s reduction of the Executive’s annual base salary below the initial Base Salary; or reduction in the Executive’s target annual bonus.

(ii) The assignment to Executive of duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 2(a) or other action by the Company which materially diminishes such position, authority, duties or responsibilities, excluding for this purpose isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive.

(iii) Relocation of the Company’s offices at which Executive is principally employed to a location outside Los Angeles County, or requiring Executive to be based a location more than fifty (50) miles from the Company’s principal office in Los Angeles.

(iv) The failure of a successor to the Company to either assume and agree to perform the obligations of Company hereunder or replace this Agreement with an employment contract of substantially similar terms and no less favorable than those terms provided to an acquiring company’s executive officers.

(v) The Company’s material breach of its obligations under the Agreement.

Notwithstanding any other provision of this Section 3(d), the occurrence of any event described in Section 3(d)(i) or (v) shall constitute Good Reason only if (x) the Executive provides written notice to the Company of the occurrence of such event within ninety (90) days of the initial occurrence of such event and (y) the Company fails to remedy the event described in the Executive’s written notice within thirty (30) days of the Company’s receipt of such notice.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4. Obligations of the Company Upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid, in two lump sum payments (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and (B) an amount (the “Severance Amount”) equal to two (2) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Annual Bonus received by the Executive for the three complete fiscal years (or such lesser number of years as the Executive has been employed by the Company) of the Company immediately prior to the Date of Termination; provided, however, if less than one (1) year remains in the Employment Period after the Date of Termination, the Severance Multiple shall equal one (1); provided, further, that the Accrued Obligations shall be paid when due under California law and the Severance Amount shall be paid no later than 60 days after the Date of Termination;

(ii) At the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the Date of Termination occurs, the Executive shall be paid an Annual Bonus in an amount equal to the product of (x) the amount of the Annual Bonus to which the Executive would have been entitled if the Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is the total number of days in such fiscal year (a “Pro-Rated Annual Bonus”);

(iii) If Executive (or any of Executive’s qualified beneficiaries) makes a timely election to continue to participate in the Company’s group health plans (medical, dental, and vision) pursuant to 29 U.S.C. §§ 1161-1169 (“COBRA”), the Company shall pay the premium for such coverage (which premium payment shall be taxable to Executive if the Company’s group health plans are self-insured) starting on the Date of Termination and ending on the earliest of (A) the date that is one (1) year after the Date of Termination, or (B) the date on which Executive no longer is eligible to continue to participate under COBRA. For purposes of the foregoing, the usual limitations of COBRA shall apply and the Company’s payment of the COBRA premium(s) shall not extend the continuation period, which begins on the Date of Termination; and

(iv) Any unvested Incentive Units (as defined in the Thomas Properties Group 2004 Equity Incentive Plan, as amended), or restricted stock in the Company granted to Executive shall become immediately vested in full; and

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) to which the Executive is a party.

Notwithstanding anything to the contrary in this Section 4, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii) and (iii) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A.

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 6 and 7 hereof, and the obligation to pay to the Executive the Accrued Obligations when due under California law and to provide the Other Benefits.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in a lump-sum cash payment when due under California law (not to exceed sixty (60) days after the Date of Termination);

(ii) 100% of the Executive’s then current annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or the Executive, as applicable, in a lump-sum cash payment within 60 days following the Date of Termination;

(iii) The Pro-Rated Annual Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, at the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the Date of Termination occurs;

(iv) If any of Executive’s qualified beneficiaries makes a timely election to continue to participate in the Company’s group health plans (medical, dental, and vision) pursuant to COBRA, the Company shall pay the premium for such coverage (which premium payment shall be taxable to Executive if the Company’s group health plans are self-insured) starting on the Date of Termination and ending on the earliest of (A) the date that is one (1) year after the Date of Termination, or (B) the date on which Executive’s qualified beneficiary no longer is eligible to continue to participate under COBRA. For purposes of the foregoing, the usual limitations of COBRA shall apply and the Company’s payment of the COBRA premium(s) shall not extend the continuation period, which begins on the Date of Termination; and

(v) The Other Benefits shall be paid or provided to the Executive’s estate or beneficiaries or to the Executive, as applicable, on a timely basis;

(vii) Any unvested Incentive Units (as defined in the Thomas Properties Group 2004 Equity Incentive Plan, as amended), or restricted stock in the Company granted to Executive shall become immediately vested in full.

Notwithstanding anything to the contrary in this Section 4(c), in the event Executive’s employment is terminated by reason of Disability, the amount described in Section 4(c)(ii) shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which the Executive suffers such Disability. The timing of the payments hereunder is subject to Section 10(e) hereof.

5. Termination Upon a Change in Control. If a Change in Control (as defined herein) occurs during the Employment Period and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within one hundred eighty (180) days after the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof. The timing of the foregoing payments is subject to Section 10(e) hereof. In addition, in the event of such a termination of the Executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of TPG that represent greater than 35% of the combined voting power of TPG’s then outstanding voting securities, other than

(A) any transaction or event resulting in the beneficial ownership of voting securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by TPG or any person controlled by TPG or by any employee benefit plan (or related trust) sponsored or maintained by TPG or any person controlled by TPG, or

(B) any transaction or event resulting in the beneficial ownership of voting securities by TPG or a corporation owned, directly or indirectly, by the stockholders of TPG in substantially the same proportions as their ownership of the stock of TPG, or

(C) any transaction or event resulting in the beneficial ownership of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii), or

(D) the beneficial ownership of voting securities by James A. Thomas, or an Immediate Family Member or Affiliate thereof, each as defined in the Operating Partnership Agreement (collectively, the “Thomas Affiliates”), including without limitation, the initial issuance of shares and Partnership Units in the Operating Partnership, the conversion of Partnership Units to shares of TPG, and any additional Partnership Units and shares later received by the Thomas Affiliates;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by TPG’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) The consummation by TPG (whether directly involving TPG or indirectly involving TPG through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of TPG’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in TPG’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of TPG or the person that, as a result of the transaction, controls, directly or indirectly, TPG or owns, directly or indirectly, all or substantially all of TPG’s assets or otherwise succeeds to the business of TPG (TPG or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of combined voting power of the Successor Entity solely as a result of the voting power held in TPG prior to the consummation of the transaction; or

(iv) The approval by TPG’s shareholders of a liquidation or dissolution of TPG.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of TPG’s shareholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of TPG’s shareholders.

6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) postjudgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment. “Prevailing Party” within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action (excluding an Action instituted in contravention of the requirements of Paragraph 10(b) below) in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Excise Tax Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) Notwithstanding any other provision of this Section 7 to the contrary, all taxes described in this Section 7 shall be paid or reimbursed no later than 210 days following the date upon which the applicable taxes are remitted. Any expenses, including interest and penalties assessed on the taxes described in this Section 7, incurred by the Executive shall be reimbursed within 30 days of the date upon which the Executive submits written evidence of the incurrence of such expenses, which evidence must be submitted within 180 days of the date upon which the Executive incurs the expense. Each provision for reimbursement pursuant to this Section 7 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.

(h) Definitions. The following terms shall have the following meanings for purposes of this Section 7:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, TPG and, if applicable, any subsidiary and/or affiliate thereof in accordance with any employee sharing and expense allocation agreement, by and between TPG and the Operating Partnership, as in effect from time to time.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which Executive work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain preliminary injunctive relief and other provisional remedies in aid of arbitration or to preserve the status quo pending arbitration in an appropriate forum pursuant to California Code of Civil Procedure section 1281.8.

Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to TPG or the Operating Partnership:

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attn: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A. (i) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with the provisions of Section 409A of the Internal Revenue Code and the guidance and regulations promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent and the Executive agrees the Company shall have the right to delay the payment, or to limit the form of payment, of any amount under this Agreement to the extent the Company, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A. Specifically, notwithstanding anything in Sections 4 or 5 or any other provision of this Agreement to the contrary, if at the Executive’s Date of Termination, stock of the Company or any of its affiliates is publicly traded on an established securities market or otherwise and the Executive is a “Specified Employee” (as defined in Section 10(e)(ii)) at the Date of Termination, the Company shall defer the payment or commencement of the payment, as the case may be, of any amounts described in Sections 4 or 5, and any other payments or benefits payable under this Agreement, the deferral of the payment or commencement of which is necessary to prevent any accelerated or additional tax under Section 409A, that, in any such case, otherwise become payable during the first six months following the Executive’s Date of Termination, until the earlier of (A) the first day of the seventh month following the Executive’s Date of Termination or (B) the Executive’s death. Any payments or benefits delayed as a result of the preceding sentence shall be accumulated and paid in a lump sum, without interest, as soon as practicable after the first day of the seventh month following the Executive’s Date of Termination (or the Executive’s earlier death). Thereafter, payments shall resume in accordance with this Agreement. In addition, to the extent any provision of this Agreement, including the foregoing provisions of this Section 10(e)(i), is or will be in violation of Section 409A, this Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the foregoing intent of the parties is maintained to the maximum extent possible. Each party is responsible for reviewing this Agreement for compliance with Section 409A.

(i) For purposes of this Agreement, a “Specified Employee” means, during the 12-month period beginning on April 1, 2007 or on April 1 of any subsequent calendar year, an employee of the Company or its affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Internal Revenue Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment and the Executive hereby consents to such withholding.

(h) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Entire Agreement. This Agreement, the Noncompetition Agreement and the Confidentiality Agreement, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements (including, without limitation, the Employment Agreement), offers or promises, whether oral or written, made to the Executive by the Company or any affiliate or representative thereof.

(j) Consultation With Counsel. The Executive acknowledges that she has had a full and complete opportunity to consult with counsel and other advisors of her own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(k) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THOMAS PROPERTIES GROUP, INC.
A Delaware Corporation

By:	/s/ James A. Thomas
Name:	James A. Thomas
Title:	Chief Executive Officer

THOMAS PROPERTIES GROUP, L.P.,
A Maryland Limited Partnership

By: THOMAS PROPERTIES GROUP, INC.
A Delaware Corporation

By:	/s/ James A. Thomas
Name:	James A. Thomas
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Diana M. Laing
Name:	Diana M. Laing